BLACK HILLS CORPORATION

PO Box 1400 • 625 Ninth Street Rapid City, SD 57709 Phone: 605-721-1700 Fax: 605-721-2599 www.blackhillscorp.com	Investor Relations Contact: Jeff Berzina 605-721-2346	Media Relations Contact: Barbara Zar 605-721-2366

Black Hills Corp. Hires New Chief Financial Officer

RAPID CITY, S.D., July 10, 2008 — Black Hills Corp. announced today the appointment of Anthony S. Cleberg as executive vice president and chief financial officer effective July 16, 2008.

Cleberg is a former executive vice president and chief financial officer of two publicly traded companies: Washington Group, International, a large engineering and construction company involved in power plant construction and mining operations, and Champion Enterprises, one of the largest builders of factory-built housing. Before his CFO roles, Cleberg spent 15 years in various senior financial positions with Honeywell and eight years in public accounting at Deloitte & Touche. Since 2002, he has been an independent investor, developer and consultant with companies in Colorado and Wyoming. In addition, Cleberg is on the board of directors of CNA Surety, where he is the audit committee chairman and a member of the compensation committee.

Cleberg grew up near Redfield, S.D., and graduated from the University of South Dakota, where he now serves on the board of trustees. He also completed the advanced management program at Harvard University and is a certified public accountant and a certified management accountant.

David R. Emery, chairman, president and chief executive officer for Black Hills Corp., said that Cleberg’s appointment completes the company’s nationwide search for a CFO. “We are excited to have Tony Cleberg join the Black Hills Corporation management team,” Emery said. “His broad financial and leadership experience with several large companies aligns well with our company’s businesses and strategic focus. In addition, Tony brings direct leadership experience in the successful integration of large acquisitions. I look forward to working with Tony as a key business partner to grow the company and to add shareholder value.”

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Its utility businesses serve western South Dakota, northeastern and southeastern Wyoming, and southeastern Montana. The corporation’s non-regulated energy businesses generate electricity, produce natural gas, oil and coal, and market energy. Learn more at www.blackhillscorp.com.